Exhibit 2.1
Confirmation of agreement to extension of MIA and other consents/amendments

Bolnisi Gold NL Level 8 261 George Street SYDNEY NSW 2000	24 September 2007 Matter 81181384

Attention: Peter Nightingale
Dear Sir
Conditional extension to Merger Implementation Agreement and other consents/amendments
This is to confirm our agreement in relation to the Merger Implementation Agreement entered into on 3 May 2007, as follows:
1	Coeur agrees to lodge the proxy statement with the SEC, in the form Coeur provided to Bolnisi on 24 September 2007 within 24 hours of the execution of this letter.

2	Subject to paragraph 4 below, the End Date will be amended to the earlier of:
•	the day 45 days after the date the SEC confirms in writing that it has no further comments on the proxy statement, or if that date is between 22 December 2007 and 3 February 2008 (the Court’s summer recess) to 15 February 2008, and

•	15 February 2008,

(Revised End Date).
3	Subject to paragraph 4 below, clause 6.1(b)(1)(A) is amended by deleting the words “by 16 November 2007”, and the reference in clause 13.2(a)(4) to “within 7 months of the date of this agreement”, is amended to “before the End Date”.

4	There will be no change to the End Date or the clauses referred to in paragraph 3 above if:
(a)	within 10 days of filing the proxy statement, the SEC confirms it will not review Coeur’s proxy statement; or

(b)	the SEC completes its review and confirms in writing that it has no further comments by 19 October 2007.
5	Coeur consents for the purposes of the definition of “Bolnisi Prescribed Occurrence” to Bolnisi entering into and the drawdown of funds under the Macquarie Bank bridging debt finance facility in the form initialled by the parties for identification on the date of this agreement (Facility), waives any potential breach or non-fulfilment of the Conditions Precedent in clause 3.1(j) constituted by Bolnisi entering into the Facility, and the parties agree that entry into, and the drawdown of funds under, that Facility will not be taken to be a Bolnisi Material

Adverse Change or a breach of the Merger Implementation Agreement, provided that Bolnisi must not draw down under the Facility unless and until:
(a)	Bolnisi has delivered to Coeur executed extensions of the options granted by each of the persons which granted options over Bolnisi shares to Coeur on 3 May 2007, in the form agreed between Coeur and Bolnisi on 24 September 2007; and

(b)	the definitive documentation for the Facility includes a clause to the following effect:

“Bolnisi shall, concurrently with any notice to MBL of any default, pending or possible default, or event or condition which could reasonably be expected to result in such a default, provide a copy of any such notice to Coeur. In addition, MBL shall, concurrently with any notice to Bolnisi of any default, pending or possible default, or event or condition which could reasonably be expected to result in such a default, provide a copy of any such notice to Coeur. MBL and Bolnisi agree that Coeur has the right, but not the obligation, to cure any such default on behalf of Bolnisi before MBL exercises any default remedies. In the event Coeur does so elect to cure any such default, Coeur will notify MBL and Bolnisi of such election, and MBL will, in exchange for the cure of any such default, assign its rights against Bolnisi in respect of such default to Coeur, and Coeur shall succeed to the interests of MBL in respect of such default.”
6	Bolnisi agrees, upon lodgement of the proxy statement with the SEC, to lodge with the Australian Securities Exchange an announcement in the form attached. Coeur agrees, upon lodgement of the proxy statement with the SEC, to file a current report on Form 8-K with the SEC attaching the announcement in the form attached.
This amendment does not otherwise amend or affect the validity or enforceability of the Merger Implementation Agreement.
Defined terms in this letter have the meaning given to them in the Merger Implementation Agreement, and clause references in this letter are to clauses of the Merger Implementation Agreement.
This letter may be signed in any number of counterparts and by the parties on separate counterparts.
Signed by
Coeur d’ Alene Mines Corporation
by

sign here:	/s/ Mitchell Krebs
Officer
print name	Mitchell Krebs
Extension of end date under merger implementation agreement                    page 2

Signed by
Coeur Sub Two, Inc.
by

sign here:	/s/ Mitchell Krebs
Officer
print name	Mitchell Krebs
Signed by
Coeur d’Alene Mines Australia Pty Ltd
by

sign here:	/s/ Mitchell Krebs
Company Secretary/Director
print name	Mitchell Krebs

sign here:
Director

print name

AGREED
Signed by
Bolnisi Gold NL
by

sign here:	/s/ Peter J. Nightingale
Company Secretary/Director
print name	Peter J. Nightingale

sign here:	/s/ Norman Seckold
Director

print name	Norman Seckold

Extension of end date under merger implementation agreement                    page 3